Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-252223, 333-249837, 333-235997, 333-229321, 333-222646, 333-215617, 333-209312 and 333-194657) pertaining to the Company’s 2015 Employee Stock Purchase Plan, the Company’s 2013 Omnibus Equity Incentive Plan and the Polyrize Security Ltd. 2019 Share Incentive Plan, as amended, of our reports dated February 8, 2022, with respect to the consolidated financial statements of Varonis Systems, Inc., and the effectiveness of internal control over financial reporting of Varonis Systems, Inc. included in this Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ KOST FORER GABBAY & KASIERER

A Member of Ernst & Young Global

Tel-Aviv, Israel
February 8, 2022